Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Form S-4 Registration Statement of Eclipse Resources Corporation of our reports dated January 18, 2016; January 20, 2015; and April 16, 2014; with respect to estimates of reserves and future revenue of Eclipse Resources I, LP, as of December 31, 2015; December 31, 2014; and December 31, 2013, respectively. We also hereby consent to all references to our firm included in this Form S-4 Registration Statement, including under the caption “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder, P.E.
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

April 14, 2016